EXHIBIT 3.1

AS OF APRIL 29, 2019

BY-LAWS
OF
PVH CORP.

ARTICLE I
STOCKHOLDERS
SECTION 1. Annual Meetings.  A meeting of the stockholders shall be held annually at 10:00 A.M. on the first Tuesday after the first Monday in June, or at such other time and on such other date and at such place, within or without the State of Delaware, as may from time to time be fixed by the Board of Directors, for the purpose of electing directors and for the transaction of such other proper business as may come before the meeting.
SECTION 2. Special Meetings.  Special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer or by the President or by the Board of Directors or by the Executive Committee, and shall be called by the Secretary upon the written request of stockholders of record holding a majority of the outstanding shares of the Corporation entitled to vote at the meeting, which request shall state the purpose or purposes for which the meeting is to be called.  Special meetings of the stockholders shall be held at such time and on such date and at such place, within or without the State of Delaware, as shall be specified in the call thereof.
SECTION 3. Notice of Meetings.  Written notice of each annual or special meeting of the stockholders shall be given which shall state the place, date and hour thereof, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the person or persons who shall have called the meetings.  The written notice of any meeting shall be given, not less than ten or more than sixty days before the date of the meeting, to each stockholder entitled to vote at the meeting.  If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.  If the notice of a special meeting shall state as a purpose of the meeting the transaction of any business that may come before the meeting, then at the meeting any proper business may be transacted, whether or not referred to in the notice thereof.
SECTION 4. Quorum.  At any meeting of the stockholders, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereat shall be necessary to constitute a quorum for the transaction of any business.  If there shall not be a quorum at any meeting, the holders of a majority of the shares entitled to vote thereat who shall be present at the meeting, in person or by proxy, may adjourn the meeting from time to time without further notice until holders of a majority of the outstanding shares entitled to vote thereat shall attend.  At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.
SECTION 5. Voting.  Each share entitled to vote on any matter at any meeting of the stockholders, present in person or by proxy, shall carry the right to one vote on such matter.
SECTION 6. Inspectors.  The Board of Directors, in advance of any meeting of the stockholders, may appoint one or more inspectors to act at the meeting.  If inspectors are not so appointed, the person presiding at the meeting may, and on the request of any stockholder entitled to vote thereat shall, appoint inspectors.  If appointed on the request of a stockholder, the holders of a majority of the shares present and entitled to vote thereat shall determine the number of inspectors to be appointed.  If any person so appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the person presiding thereat.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at the meeting with strict impartiality and according to the best of his ability.  The inspectors so appointed shall determine the number of shares outstanding, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the person presiding at the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.  Any report or certificate made by them shall be prima facie evidence of the facts stated and of the vote as certified by them.
SECTION 7. Order of Business.
(a) Annual Meetings of Stockholders.
(i)
At any annual meeting of the stockholders, only such nominations of individuals for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting.  For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be:  (A) specified in the Corporation's notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors or (C) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with these By-Laws.

(ii)
For nominations of individuals for election to the Board of Directors or proposals of other business to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (A) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (B) be entitled to vote at such annual meeting and (C) comply with the procedures set forth in these By-Laws as to such business or nomination.  The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and included in the Corporation's notice of meeting) before an annual meeting of stockholders.

(b) Special Meetings of Stockholders.
(i)
At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation's notice of meeting.  To be properly brought before a special meeting, proposals of business must be (A) specified in the Corporation's notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors, or (C) specified in the Corporation's notice of meeting (or any supplement thereto) given by the Corporation pursuant to a valid stockholder request in accordance with Section 2 of this Article I; provided, that nothing herein shall prohibit the Board of Directors from submitting additional matters to stockholders at any such special meeting.

(ii)
Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of notice of such special meeting and at the time of the special meeting, (2) is entitled to vote at the meeting, and (3) complies with the procedures set forth in these By-Laws as to such nomination.  This Section 7(b) shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation's notice of meeting) before a special meeting of stockholders.

(c) General.  Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of any annual or special meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these By-Laws and, if any proposed nomination or other business is not in compliance with these By-Laws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.
SECTION 8. Advance Notice of Stockholder Business and Nominations.
(a) Annual Meeting of Stockholders.
(i)
Without qualification or limitation, subject to Section 8(c)(iv) of this Article I, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 7(a) of this Article I, the stockholder must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 9 of this Article I), and timely updates and supplements thereof, in each case in proper form, in writing to the Secretary, and such other business must otherwise be a proper matter for stockholder action.

(ii)
To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder's notice as described above.

(iii)
Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 8(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(iv)
In addition, to be considered timely, a stockholder's notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof.  For the avoidance of doubt, the obligation to update and supplement as set forth in this clause (iv) or any other Section of these By-Laws shall not limit the Corporation's rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or under any other provision of the By-Laws or enable or be deemed to permit a stockholder who has previously submitted notice hereunder or under any other provision of the Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

(b) Special Meetings of Stockholders.
(i)
Without qualification or limitation, subject to Section 8(c)(iv) of this Article I, for any business to be properly requested to be brought before a special meeting by a stockholder pursuant to Section 7(b) of this Article I, the stockholder must have given timely notice thereof and timely updates and supplements thereof in each case in proper form, in writing to the Secretary and such business must otherwise be a proper matter for stockholder action.

(ii)
Subject to Section 8(c)(iv) of this Article I, in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting, provided that the stockholder gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by Section 9 of this Article I), and timely updates and supplements thereof in each case in proper form, in writing, to the Secretary.

(iii)
To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and, if applicable, of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall any adjournment or postponement of a special meeting of stockholders, or the public announcement thereof, commence a new time period for the giving of a stockholder's notice as described above.

(iv)
In addition, to be considered timely, a stockholder's notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof.  For the avoidance of doubt, the obligation to update and supplement as set forth in this clause (iv) or any other Section of these By-Laws shall not limit the Corporation's rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or under any other provision of the By-Laws or enable or be deemed to permit a stockholder who has previously submitted notice hereunder or under any other provision of the By-Laws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

(c) Disclosure Requirements.
(i)	A stockholder's request pursuant to Section 2 of this Article I or notice pursuant to Section 7 of this Article I or this Section 8 must include the following, as applicable.
(A)
As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal, as applicable, is made, a stockholder's notice must set forth:  (1) the name and address of such stockholder, as they appear on the Corporation's books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (2) (I) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a "Derivative Instrument") directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (III) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith has any right to vote any class or series of shares of the Corporation, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called "stock borrowing" agreement or arrangement, involving such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a "Short Interest"), (V) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation, (VI) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (VII) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (VIII) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith and (IX) any direct or indirect interest of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (3) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, and (4) any other information relating to such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(B)
If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a stockholder's notice must, in addition to the matters set forth in paragraph (A) above, also set forth:  (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, in such business, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the By-Laws of the Corporation, the text of the proposed amendment), and (3) a description of all agreements, arrangements and understandings between such stockholder, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(C)
With respect to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder's notice must, in addition to the matters set forth in paragraph (B) above, also set forth:  (1) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(D)
With respect to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder's notice must, in addition to the matters set forth in paragraphs (A) and (C) above, also include a completed and signed questionnaire, representation and agreement required by Section 9 of this Article I.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.  Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these By-Laws, including without limitation Sections 7, 8 and 9 of this Article I, shall be eligible for election as directors.

(ii)
For purposes of these By-Laws, "public announcement" shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the "SEC") pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii)
Notwithstanding the provisions of these By-Laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8; provided, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these By-Laws with respect to nominations or proposals as to any other business to be considered.

(iv)
Nothing in these By-Laws shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) of the holders of any series of preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these By-Laws or (C) of stockholders pursuant to Section 11 of this Article I.  Subject to Rule 14a-8 under the Exchange Act, nothing in these By-Laws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation's proxy statement any nomination of director or directors or any other business proposal.

SECTION 9. Submission of Questionnaire, Representation and Agreement.  To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 8 of this Article I) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation, and (ii) any Voting Commitment that could limit or interfere with such individual's ability to comply, if elected as a director of the Corporation, with such individual's fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (c) in such individual's personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, has read and would be in compliance, if elected as a director of the Corporation, and will comply, with the Corporation's Code of Business Conduct and Ethics, Corporate Governance Guidelines, Stock Ownership Guidelines, Insider Trading Policy, Information Disclosure Policy and any other policies or guidelines of the Corporation applicable to directors, and (d) consents to being named as a nominee in the Corporation's proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
SECTION 10. Action Without a Meeting.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days after the earliest dated consent delivered in the manner required by this Section 10 to the Corporation, written consents signed by a sufficient number of stockholders to take action are delivered in the manner required by this Section 10 to the Corporation.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in this Section 10.  All provisions of Section 228 of the Delaware General Corporation Law shall apply in connection with any stockholder action taken by written consent.
SECTION 11. Proxy Access for Director Nominations.
(a) Proxy Access Eligibility. Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 11, the Corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the "Stockholder Nominee") to the Board of Directors by a stockholder or group of stockholders that satisfies the requirements of this Section 11 (including qualifying as an Eligible Stockholder (as defined below)) and that expressly elects at the time of providing the notice required by this Section 11 (the "Notice of Proxy Access Nomination") to have such nominee included in the Corporation's proxy materials pursuant to this Section 11. For purposes of this Section 11, the "Required Information" that the Corporation will include in its proxy statement is (i) the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation's proxy statement pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) if the Eligible Stockholder so elects, a Supporting Statement (as defined below). The Required Information must be provided with the Notice of Proxy Access Nomination. The Corporation shall also include the name of the qualifying Stockholder Nominee in its proxy card.
(b) Maximum Number of Stockholder Nominees. The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation's proxy materials with respect to an annual meeting shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 11 (the "Final Proxy Access Nomination Date") or, if such amount is not a whole number, the closest whole number below 20% (such greater number, the "Permitted Number"); provided, that in the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. For purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 11 not exceeding the Permitted Number has been reached, each of the following persons shall be counted as one of the Stockholder Nominees (and the Permitted Number shall be deemed reduced by):
(i)
the number of directors in office that will be included in the Corporation's proxy materials with respect to such annual meeting for whom access to the Corporation's proxy materials was previously requested or provided pursuant to this Section 11, other than any such director referred to in this clause (i) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms,

(ii)	the number of director candidates for which the Corporation shall have received one or more stockholder notices nominating director candidates other than pursuant to Section 11 of these By-Laws, and
(iii)
the number of directors in office or director candidates that in either case will be included in the Corporation's proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of the Corporation's common stock, by such stockholder or group of stockholders, from the Corporation), other than any such director referred to in this clause (iii) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms.

Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation's proxy materials pursuant to this Section 11 shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation's proxy materials.  Such rankings must be included in the Notice of Proxy Access Nomination.  In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 11 exceeds the Permitted Number of Stockholder Nominees provided for in this Section 11, the highest ranking Stockholder Nominee who meets the requirements of this Section 11 from each Eligible Stockholder will be selected for inclusion in the Corporation's proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation of each Eligible Stockholder disclosed as owned in its Notice of Proxy Access Nomination. If the Permitted Number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 11 from each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 11 from each Eligible Stockholder will be selected for inclusion in the Corporation's proxy materials, and this process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(c) Required Shares and Minimum Holding Period. An "Eligible Stockholder" is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined below) at least 3% of the Corporation's outstanding common stock (the "Required Shares") continuously for at least three years (the "Minimum Holding Period") as of both the date the Notice of Proxy Access Nomination is delivered to the Secretary of the Corporation in accordance with this Section 11 and the record date for determining the stockholders entitled to receive notice of the annual meeting, and continue to own the Required Shares through the date of the annual meeting; provided, that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed 20. No shares may be attributed to more than one group constituting an Eligible Stockholder under this Section 11 (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder's holdings. For purposes of this Section 11, an Eligible Stockholder shall be deemed to "own" only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both:
(i)	the full voting and investment rights pertaining to the shares, and
(ii)	the full economic interest in (including the opportunity for profit from and risk of loss on) such shares, provided, that the number of shares calculated in accordance with the immediately preceding clauses (i) and (ii) shall not include (and to the extent any of the following arrangements have been entered into by affiliates of the stockholder, shall be reduced by) any shares:
(A)	sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale,
(B)	borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell, or
(C)
subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, cash or other consideration, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of:

(1)	reducing in any manner, to any extent or at any time in the future, such stockholder's or its affiliates' full right to vote or direct the voting of any such shares, or
(2)	hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate.
A stockholder shall "own" shares held in the name of a nominee or other intermediary so long as the Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder's ownership of shares shall be deemed to continue during any period in which (i) the stockholder has loaned such shares in the ordinary course of its business, provided that the person has the power to recall such loaned shares on no more than three business days' notice and provides a representation to the Corporation that it (A) will promptly recall such loaned shares upon being notified that any of its Stockholder Nominees will be included in the Corporation's proxy materials and (B) will continue to hold such recalled shares through the date of the annual meeting or (ii) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms "owned," "owning" and other variations of the word "own" shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are "owned" for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 11, the term "affiliate" or "affiliates" shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.
(d) Requirements for a Group.
(i)	Whenever the Eligible Stockholder consists of a group of stockholders:
(A)	a group of investment funds under common management and control shall be treated as one stockholder,
(B)
each provision in this Section 11 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the 3% ownership requirement of the "Required Shares" definition),

(C)	a breach of any obligation, agreement or representation under this Section 11 by any member of such group shall be deemed a breach by the Eligible Stockholder, and
(D)
the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the Corporation and otherwise authorize such member to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 11 (including withdrawal of the nomination).

(ii)
Whenever the Eligible Stockholder consists of a group of stockholders aggregating their shareholdings in order to meet the 3% ownership requirement of the "Required Shares" definition in paragraph (c) of this Section 11:

(A)	such ownership shall be determined by aggregating the lowest number of shares continuously owned by each such stockholder during the Minimum Holding Period, and
(B)	the Notice of Proxy Access Nomination must indicate, for each such stockholder, such lowest number of shares continuously owned by such stockholder during the Minimum Holding Period.
(iii)
Any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder must, together with the Notice of Proxy Access Nomination, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. No person may be a member of more than one group of stockholders constituting an Eligible Stockholder with respect to any annual meeting, and if a person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position, as reflected in its Notice of Proxy Access Nomination. For the avoidance of doubt, a stockholder may withdraw from a group of stockholders constituting an Eligible Stockholder at any time prior to the annual meeting and if, as a result of such withdrawal, the Eligible Stockholder no longer owns the Required Shares, the nomination shall be disregarded as provided in paragraph (k) of this Section 11.

(e) Deadline for Notice of Proxy Access Nomination. Nominations by stockholders pursuant to this Section 11 must be made pursuant to timely notice to the Secretary of the Corporation in accordance with this Section 11. To be timely, a Notice of Proxy Access Nomination must be received by the Secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date that the Corporation filed its definitive proxy statement for the preceding year's annual meeting with the SEC. If, however, the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date or if no annual meeting were held in the preceding year, the Notice of Proxy Access Nomination shall be timely only if received not earlier than the 150th day prior to such annual meeting and not later than the later of the 120th day prior to such annual meeting or the 10th day following the day on which such public announcement of the date of the annual meeting is first made. In no event shall the adjournment of an annual meeting, or the public announcement of such an adjournment, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 11.
(f) Requirements for Notice of Proxy Access Nomination. To be in proper form for purposes of this Section 11, the Notice of Proxy Access Nomination must include or be accompanied by the following:
(i)	the name and address of, and number of shares of the Corporation's outstanding common stock owned by, the Eligible Stockholder,
(ii)
one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder's agreement to provide (A) one or more written statements from the record holder and such intermediaries verifying the Eligible Stockholder's continuous ownership of the Required Shares through the record date for determining the stockholders entitled to receive notice of the annual meeting, which statements must be provided within five business days after the record date and (B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders,

(iii)
any information relating to the Eligible Stockholder and its respective affiliates or associates or others acting in concert therewith, and any information relating to the Eligible Stockholder's Stockholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Stockholder Nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder,

(iv)
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of the Eligible Stockholder's Stockholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Eligible Stockholder, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant,

(v)	a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act,
(vi)	a representation that the Eligible Stockholder:
(A)	will continue to hold the Required Shares through the date of the annual meeting,
(B)	acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,
(C)	has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) it is nominating pursuant to this Section 11,
(D)
has not engaged and will not engage in, and has not and will not be a "participant" in another person's, "solicitation" within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors,

(E)	has not distributed and will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting other than the form distributed by the Corporation,
(F)	has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting,
(G)
will file with the SEC any solicitation or other communication with the Corporation's stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, and

(H)
has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading,

(vii)	an undertaking that the Eligible Stockholder agrees to:
(A)
assume all liability stemming from any legal or regulatory violation arising out of communications with the stockholders of the Corporation by the Eligible Stockholder, its affiliates and associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 11, or out of the facts, statements or other information that the Eligible Stockholder or its Stockholder Nominee(s) provided to the Corporation in connection with the inclusion of such Stockholder Nominee(s) in the Corporation's proxy materials, and

(B)
indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 11,

(viii)
an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation upon written request of a stockholder) from each Stockholder Nominee that such Stockholder Nominee:

(A)
consents to being named as a nominee in the Corporation's proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation (and will not agree to be named in any other person's proxy statement or associated proxy card) and agrees to serve if elected as a director,

(B)
is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation or could limit or interfere with such Stockholder Nominee's ability to comply, if elected as a director of the Corporation, with such Stockholder Nominee's fiduciary duties under applicable law,

(C)
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee, and is not and will not become a party to any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director, in each case that has not been disclosed to the Corporation,

(D)
has read and would be in compliance with, if elected as a director for the Corporation, and will comply with the Corporation's Code of Business Conduct and Ethics, Corporate Governance Guidelines, Stock Ownership Guidelines, Insider Trading Policy, Information Disclosure Policy and any other policies or guidelines of the Corporation applicable to directors, and

(E)
will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the Corporation's directors, and

(ix)
for any group of investment funds whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder and that is treated as one stockholder pursuant to paragraph (d)(i)(A) of this Section 11, documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included in such group are under common management and control.

(g) Additional Information that May be Required. In addition to the information required pursuant to Section 11(f) or any other provision of these By-Laws, the Corporation also may require each Stockholder Nominee to furnish any other information:
(i)
that may reasonably be requested by the Corporation to determine whether the Stockholder Nominee would be independent under the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Corporation is listed or traded, any applicable rules of the SEC or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation's directors (collectively, the "Independence Standards"),

(ii)	that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such Stockholder Nominee,
(iii)	that may reasonably be required to determine the eligibility of such Stockholder Nominee to serve as a director of the Corporation, or
(iv)
that may reasonably be required to determine if such Stockholder Nominees is or has been subject to (1) any event specified in Item 401(f) of Regulation S-K of the SEC or (2) any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

(h) Supporting Statement. The Eligible Stockholder may, at its option, provide to the Secretary of the Corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)' candidacy (a "Supporting Statement"). Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of its Stockholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 11, the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it believes (A) is not true in all material respects or omits a material statement necessary to make the statements made not misleading, (B) directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct of associations, without factual foundations, with respect to any person or (C) would otherwise violate any applicable law, rule or regulation.
(i) Eligible Stockholder and Stockholder Nominee Duty to Update. In the event that any information or communications provided by an Eligible Stockholder or a Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect. In addition, any person providing any information pursuant to this Section 11 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and as of the date that is 10 business days prior to such annual meeting or any adjournment or postponement thereof, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for determining the stockholders entitled to receive notice of such annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven business days prior to the date of the annual meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting). For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any defect.
(j) Other Reasons to Exclude Stockholder Nominee. Notwithstanding anything to the contrary contained in this Section 11, the Corporation shall not be required to include, pursuant to this Section 11, a Stockholder Nominee in its proxy materials, or, if the proxy statement has already been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation:
(i)	if such Stockholder Nominee would not be an independent director under the Independence Standards, as determined by the Board of Directors or any committee thereof,
(ii)
if such Stockholder Nominee's election as a member of the Board of Directors would be inconsistent with or cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Corporation is listed or traded, or any applicable state or federal law, rule or regulation,

(iii)
if such Stockholder Nominee is or has been, within the past three years, an officer, director or employee of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914 or within such time period has been an officer, director or employee of the Nominating Stockholder,

(iv)
if such Stockholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years,

(v)	if such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act,
(vi)
if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee provides any facts, statements or other information to the Corporation or its stockholders required or requested pursuant to this Section 11 that is not true and correct in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading,

(vii)
if the Eligible Stockholder (including each member of any group of persons that is an Eligible Stockholder hereunder) who has nominated the Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 11, or has or is engaged in, or has been or is a "participant" in another person's "solicitation" within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee(s) a nominee of the Board of Directors,

(viii)
if the Stockholder Nominee does not meet any requirement of the Corporation's Corporate Governance Guidelines, including those for nomination, election and service as a Board of Directors or stockholder nominee, or as a director,

(ix)
if the Stockholder Nominee is or becomes a party to any agreement, arrangement or understanding with any person or entity that could compromise the Stockholder Nominee's ability to fulfill his or her fiduciary duties as an independent director,

(x)
whose business or personal interests present a conflict of interest with the Corporation, including as a result of continued receipt of any form of compensation or financial benefit from a competitor, or interfere with the Stockholder Nominee's ability fully to meet the fiduciary duties of directors, including, but not limited to, the duty of loyalty and duty of care, or

(xi)
if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee otherwise breaches or contravenes any of the agreements, representations or undertakings made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 11.

(k) Exclusion of Stockholder Nominees. If the Corporation is not required to include a Stockholder Nominee in its proxy materials pursuant to paragraph (j) of this Section 11 or the Stockholder Nominee otherwise becomes ineligible for inclusion in the Corporation's proxy materials pursuant to this Section 11 or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Corporation, then:
(i)
the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting,

(ii)
the Corporation shall not be required to include in its proxy materials for that annual meeting any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder, and

(iii)
the Board of Directors or the chairman of the annual meeting shall declare such nomination to be invalid, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation and the named proxies will not vote any proxies received from stockholders with respect to such Stockholder Nominee.

In addition, if the Eligible Stockholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 11, such nomination shall be disregarded as provided in the immediately preceding clause (iii).
(l) Resubmission of Stockholder Nominee. Any Stockholder Nominee who is included in the Corporation's proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 10% of the votes cast in favor of such Stockholder Nominee's election, will be ineligible to be a Stockholder Nominee pursuant to this Section 11 for the next two annual meetings of stockholders.
(m) Solicitation Against Stockholder Nominee.  The Corporation may, in its sole discretion, solicit against, and include in the proxy statement and its own proxy materials its own statement(s) relating to, any Eligible Stockholder and/or Stockholder Nominee.
(n) Determinations as to Compliance.  The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 11 and to make any and all determinations necessary or advisable to apply this sections to any persons, facts or circumstances, including the power to determine (i) whether a person or group of persons qualifies as an Eligible Stockholder; (ii) whether outstanding shares of the Corporation's capital stock are "owned" for purposes of meeting the ownership requirements of this Section 11; (iii) whether the Notice of Proxy Access Nomination or any other notice complies with the requirements of this Section 11; (iv) whether a person satisfies the qualifications and requirements imposed by this Section 11 to be a Stockholder Nominee; and (v) whether any and all requirements of this Section 11 have been satisfied.  Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.
(o) Exclusivity. This Section 11 provides the exclusive method for a stockholder to require inclusion of nominees for election to the Board of Directors in the Corporation's proxy materials.
ARTICLE II
DIRECTORS
SECTION 1. Number; Qualification; Election; Term of Office.  The number of directors of the Corporation shall be ten or such other number, but not more than 21 or less than nine, as the Board of Directors may from time to time determine.  Directors need not be stockholders.  At each annual meeting of the stockholders, directors shall be chosen for a term of one year to succeed those whose terms expire.  Each director shall be elected by the vote of the majority of the votes cast with respect to such director at any meeting called for the purpose of electing directors at which a quorum is present.  Notwithstanding the foregoing, if the number of nominees exceeds the number of directors to be elected at any such meeting, then each director shall be elected by the vote of a plurality of the votes cast.  For purposes of this Section, a majority of the votes cast means that the number of votes "for" a director must exceed the number of votes "against" that director, with abstentions being excluded.  Each Director shall hold office until the next annual meeting and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal.
SECTION 2. Duties and Powers.  The Board of Directors shall manage the business and affairs of the Corporation.
SECTION 3. Chairman of the Board.  The Board of Directors shall annually select one of its members, who may be an executive of the Corporation, to be Chairman of the Board and shall fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board of Directors shall determine.  The Chairman of the Board shall preside at all meetings of the Board of Directors and of stockholders.  The Chairman shall perform such other duties and services as shall be assigned to or required of the Chairman by the Board of Directors.
SECTION 4. Meetings.  A meeting of the Board of Directors shall be held for the election of officers and for the transaction of such other business as may come before the meeting as promptly as practicable after the annual meeting of the stockholders.  Other regular meetings of the Board of Directors may be held at such times and at such places as the Chairman of the Board, the Chief Executive Officer or the President may from time to time determine.  Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the Chief Executive Officer or by the President or by a majority of the directors then in office.  Meetings of the Board of Directors may be held within or without the State of Delaware.
SECTION 5. Notice of Meetings.  Notice of each regular or special meeting of the Board of Directors shall be given by service on each director in person or by mailing or telegraphing the same to him at his address as it appears on the records of the Corporation at least one day, if given in person or by telegraphing the same, or at least three days, if given by mailing the same, before the date designated for such meeting, specifying the place, date and hour of the meeting and, if it is for a special meeting, the purpose or purposes for which the meeting is called.  At any meeting of the Board of Directors at which every director shall be present, even though without such notice, any business may be transacted.  Any acts or proceedings taken at a meeting of the Board of Directors not validly called or constituted may be made valid and fully effective by ratification at a subsequent meeting which shall be legally and validly called or constituted.  Notice of any regular meeting of the Board of Directors need not state the purpose of the meeting and, at any regular meeting duly held, any business may be transacted.  If the notice of a special meeting shall state as a purpose of the meeting the transaction of any business that may come before the meeting, then at the meeting any business may be transacted, whether or not referred to in the notice thereof.
SECTION 6. Quorum and Voting.  At any meeting of the Board of Directors, the presence of one-third of the directors then in office shall constitute a quorum for the transaction of business.  The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  At all meetings of the Board of Directors, each director shall have one vote.
SECTION 7. Resignation.  Any director may resign at any time upon written notice to the Corporation.  Any such resignation may provide that such resignation shall take effect, immediately or on any future date stated in such notice, without acceptance by the Corporation.
SECTION 8. Vacancies.  In the event that any vacancy shall occur in the Board of Directors, whether because of death, resignation, removal, newly created directorships resulting from any increase in the authorized number of directors or any other reason, such vacancy may be filled by the vote of a majority of the directors then in office, although less than a quorum, at any meeting of the Board of Directors.  A director elected to fill a vacancy, other than a newly created directorship, shall hold office for the unexpired term of his predecessor.  A director elected to fill a newly created directorship shall be elected for a term expiring at the next annual meeting of stockholders.
SECTION 9. Committees.  The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate an Executive Committee consisting of not more than four directors, one of whom shall be the Chairman of the Board, and, if the Chairman is not an executive, one of whom shall be the Chief Executive Officer, to serve at the pleasure of the Board of Directors.  The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate such other Committees as it shall from time to time determine to be desirable, each Committee to consist of two or more directors, to serve at the pleasure of the Board of Directors.  The Board of Directors may designate one or more directors as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of the Committee.  In the absence or disqualification of a member of any Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of such absent or disqualified member.  Each Committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, may authorize the seal of the Corporation to be affixed to all papers which may require it and may declare a dividend or authorize the issuance of stock; but no Committee shall have the power or authority in reference to amending the Certificate of Incorporation or the By-Laws, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets or recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution.
SECTION 10. Compensation.  The Board of Directors may fix the compensation of directors for service in any capacity and may fix fees for attendance at meetings and may authorize the Corporation to pay the traveling and other expenses of directors incident to their attendance at meetings.
SECTION 11. Salaries.  The salary of the Corporation's Chief Executive Officer or other person serving as the Corporation's principal executive officer and all of the Corporation's "officers" as defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934 shall be approved by the Board of Directors.
ARTICLE III
OFFICERS
SECTION 1. Election.  At the first meeting of the Board of Directors after each annual meeting of the stockholders, the Board of Directors shall elect or appoint a Chief Executive Officer, a President, one or more Executive Vice-Presidents and Vice-Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers, and may elect or appoint at such time and from time to time such additional officers as it deems advisable.  No officer need be a director, except the Chairman of the Board and the President.
SECTION 2. Term of Office and Vacancies.  Each officer shall hold office until his successor is elected or appointed and qualified or until his earlier resignation or removal.  Any vacancy occurring in any office, whether because of death, resignation, removal, with or without cause, or any other reason, shall be filled by the Board of Directors.
SECTION 3. Chief Executive Officer.  The Chief Executive Officer of the Corporation shall be the most senior executive officer of the Corporation and, subject to the provisions of these By-Laws and the control of the Board of Directors, shall have general and active management, direction, and supervision over the business of the Corporation and over its officers.  The Chief Executive Officer shall perform all duties incident to the office of chief executive and such other duties as from time to time may be assigned to him by the Board of Directors.  The Chief Executive Officer shall report directly to the Board of Directors and shall have the right to delegate any of his powers to any other officer or employee.
SECTION 4. Powers and Duties of the President.  The President shall be the chief operating officer of the Corporation.  The President shall have the general powers and duties of supervision usually vested in the office of the president of a corporation and shall have such other powers and shall perform such other duties as may from time to time be assigned to him by the Board of Directors or the Chief Executive Officer.
SECTION 5. Powers and Duties of the Executive Vice-Presidents and Vice-Presidents.  Each of the Executive Vice-Presidents, and Vice-Presidents shall have such powers and shall perform such duties as may from time to time be assigned to him by the Board of Directors.
SECTION 6. Powers and Duties of the Secretary.  The Secretary shall record and keep the minutes of all meetings of the stockholders and, if so requested, the minutes of meetings of the Board of Directors.  He shall be the custodian of, and shall make or cause to be made the proper entries in, the minute book of the Corporation and such other books and records as the Board of Directors may direct.  He shall be the custodian of the seal of the Corporation and shall affix such seal to such contracts, instruments and other documents as the Board of Directors or any Committee thereof may direct.  He shall have such other powers and shall perform such other duties as may from time to time be assigned to him by the Board of Directors.
SECTION 7. Powers and Duties of the Assistant Secretaries.  Each of the Assistant Secretaries shall have such powers and shall perform such duties as may from time to time be assigned to him by the Board of Directors.
SECTION 8. Powers and Duties of the Treasurer.  The Treasurer shall be the custodian of all funds and securities of the Corporation.  Whenever so directed by the Board of Directors, he shall render a statement of his cash and other accounts, and he shall cause to be entered regularly in the books and records of the Corporation to be kept for such purpose full and accurate accounts of the Corporation's receipts and disbursements.  He shall at all reasonable times exhibit his books and accounts to any director upon application at the principal office of the Corporation during business hours.  He shall have such other powers and shall perform such other duties as may from time to time be assigned to him by the Board of Directors.
SECTION 9. Powers and Duties of the Assistant Treasurers.  Each of the Assistant Treasurers shall have such powers and shall perform such duties as may from time to time be assigned to him by the Board of Directors.
SECTION 10. Delegation.  In case of the absence of any officer, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may at any time and from time to time delegate all or any part of the powers or duties of any officer to any other officer or to any director or directors.
SECTION 11. Removal.  Any officer may be removed from office at any time, with or without cause, by a vote or a majority of the directors then in office.
SECTION 12. Resignation.  Any officer may resign at any time upon written notice to the Corporation, such resignation to take effect immediately without acceptance by the Corporation.
SECTION 13. Voting of Stock.  The Chief Executive Officer or the President or any other person or persons designated by the Board of Directors shall have full power and authority at any meeting of stockholders of any corporation in which the Corporation holds stock to vote such stock and shall possess at such meeting all rights and powers incident to the ownership of such stock.
ARTICLE IV
STOCK
SECTION 1. Certificates.  The shares of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such shares, or a combination of both.  To the extent that shares are represented by certificates, such certificates shall be in such form as shall be approved by the Board of Directors.  Certificates shall be signed by the Chairman of the Board, the Chief Executive Officer or by the President or any Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or any Assistant Secretary, or by a printed or engraved facsimile of such signatures, and may be sealed with the seal of the Corporation or a printed or engraved facsimile thereof.  The certificates shall be countersigned by the transfer agent and registered by the registrar, which countersignature and registration may be printed or by engraved facsimile.
SECTION 2. Transfer of Shares.  The shares of the Corporation shall be assignable and transferable on the books of the Corporation upon authorization by the person in whose name they appear on such books or by his duly authorized attorney and if such shares are represented by a certificate, upon surrender of the certificate representing such shares properly endorsed or accompanied by a duly executed stock transfer power.  In case of assignment or transfer by power of attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the Corporation.
SECTION 3. Regulations. The Board may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of each class and series of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.
ARTICLE V
EXECUTION OF INSTRUMENTS
All checks, drafts or orders for the payment of money, all vouchers and receipts for payments, all promissory notes, acceptances and bills of exchange and all contracts, agreements, assignments and other instruments shall be signed by the Chief Executive Officer or the President or a Vice‑President or the Treasurer or such other officer or officers or such person or persons as the Board of Directors may from time to time designate.  All certifications shall be made by the Secretary or an Assistant Secretary or such other officer or officers or such person or persons as the Board of Directors may from time to time designate.
ARTICLE VI
SEAL
The seal of the corporation shall contain the name of the Corporation, the words "Corporate Seal", the year of its organization and the word "Delaware".
ARTICLE VII
IMDEMNIFICATION
SECTION 1. Indemnification.  Each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Article VII is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or appointed officer of the Corporation or any of its subsidiaries or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a "Covered Person"), shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against  all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.  Such indemnification shall continue as to a person who has ceased to be a director or appointed officer of the Corporation or ceased serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, and shall inure to the benefit of his or her heirs, executors and administrators; provided, that except as provided in Section 4(a) of this Article VII, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors. For purposes of this Article VII, the "appointed officers" shall be the persons appointed as officers by the Board of Directors or by the board of directors of any of the subsidiaries of the Corporation.
SECTION 2. Claim Notification and Determination.  To obtain indemnification under this By-Law, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification.  Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows:  (a) by a majority of Disinterested Directors (as hereinafter defined), even though less than a quorum, or (b) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (c) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by Independent Counsel (as hereinafter defined), in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (d) if a majority of the Disinterested Directors so directs, by a majority vote of the stockholders of the Corporation.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Disinterested Directors unless there shall have occurred within two years prior to the date of the commencement of the Proceeding for which indemnification is claimed a "Change in Control" as defined in the Corporation's 2006 Stock Incentive Plan, as amended and restated effective April 30, 2015, and as may be further amended from time to time, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Disinterested Directors.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten days after such determination.
SECTION 3. Mandatory Advancement of Expenses.  To the fullest extent authorized by the Delaware General Corporation Law as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not, except to the extent specifically required by applicable law, in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the "Undertaking") by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a "final disposition") that such director or officer is not entitled to be indemnified for such expenses under this By-Law or otherwise.
SECTION 4. Claims.
(a) (i) If a claim for indemnification under this Article VII is not paid in full by the Corporation within thirty days after a written claim pursuant to Section 2 of this Article VII has been received by the Corporation, or (ii) if a request for advancement of expenses under Section 3 of this Article VII is not paid in full by the Corporation within twenty days after a statement pursuant to Section 2 of this Article VII and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action that, under the Delaware General Corporation Law, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation.  Neither (x) the failure of the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law nor (y) an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(b) If a determination shall have been made pursuant to Section 2 of this Article VII that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (a) of this Section 4.
(c) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (a) of this Section 4 that the procedures and presumptions of this By-Law are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this By-Law.
SECTION 5. Contract Rights.  All of the rights conferred in this Article VII, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person's service to or at the request of the Corporation and (a) any amendment or modification of this Article VII that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person and (b) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation's request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person's heirs, executors and administrators.
SECTION 6. Non-Exclusivity of Rights.  All of the rights conferred in this Article VII, as to indemnification, advancement of expenses and otherwise, (a) shall not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or Disinterested Directors or otherwise both as to action in such person's official capacity and as to action in another capacity while holding such office and (b) cannot be terminated or impaired by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person's service prior to the date of such termination.
SECTION 7. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
SECTION 8. Other Indemnification and Advancement of Expenses.  The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former officer, employee or agent of the Corporation to the fullest extent permitted by applicable law.
SECTION 9. Definitions.  For the purposes of this By-Law:
"Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.
"Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this By-Law.
SECTION 10. Notices.  Any notice, request or other communication required or permitted to be given to the Corporation under this By-Law shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary and shall be effective only upon receipt by the Secretary.
SECTION 11. Severability.  If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (a) the validity, legality and enforceability of the remaining provisions of this By-Law (including, without limitation, each portion of any paragraph of this By-Law containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any paragraph of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE VIII
AMENDMENT OF BY-LAWS
By-Laws may be adopted, altered, amended or repealed by the Board of Directors or by the affirmative vote of not less than 80% of the outstanding stock of the Corporation entitled to vote in the election of directors.